Form of Employee Version

ATLAS AIR WORLDWIDE HOLDINGS, INC.
STOCK OPTION AGREEMENT

     AGREEMENT made and entered into as of ___________, by and between Atlas Air Worldwide Holdings, Inc. (the “Company”), a Delaware corporation, and _____________(the “Option Holder”).

     WHEREAS, the Option Holder has been designated to participate in the Atlas Air Worldwide Holdings, Inc., 2004 Long Term Incentive and Share Award Plan (the “Plan”).

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the Company and the Option Holder agree as follows:

          1.    Grant. Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Company hereby grants to the Option Holder the right and option (the “Option”) to purchase ________Shares. The Option is granted as of ________ (the “Date of Grant”), and such grant is subject to the terms and conditions herein and the terms and conditions of the Plan. [Such Option is not intended to be treated as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.] In the event there is any conflict between the terms of the Plan and this Agreement, the terms of the Plan shall control. Capitalized terms used herein but not defined shall have the meanings given to them in the Plan.

          2.   Purchase Price. The purchase price of the Shares subject to the Option shall be equal to $______ per Share.

          3.   Term of Option. The Option may be exercised only during the period commencing on the date it vests and becomes exercisable under Section 4 below and continuing until the close of business on _________ (the “Option Period”). The Option Holder’s exercise rights during the Option Period shall be subject to limitations as hereinafter provided and shall be subject to sooner termination in the event of Termination of Service as provided in Section 5 below. At the end of the Option Period or, if earlier, the termination of the period of exercisability as provided in Section 5, below, the Option shall terminate.

          4.   Exercisability. Except as otherwise provided in Section 5 or 7 below, the Option shall vest and become exercisable in _____ equal annual installments, as follows: __________

          5.   Termination.

                    (a)   Death or Disability. In the event of Termination of Service of the Option Holder by reason of the Option Holder’s death or Disability (as defined below), the Option Holder shall be vested in the portion of the Option vested at the time of the Termination of Service, if any, determined in accordance with Section 4 above. The vested portion of the Option shall continue to be exercisable by the Option Holder during the period ending twelve months following the date of death (but not beyond the Option Period). For purposes of this Agreement, a Termination of Service shall be due to “Disability” of the Option Holder if upon such Termination of Service the Option Holder qualifies for long-term disability benefits under the Company’s Long-Term Disability Plan.

                    (b)   Termination for Cause. In the event of Termination of Service of the Option Holder by the Company or its Subsidiaries for Cause, all rights of the Option Holder to exercise the Option granted to the Option Holder shall be forfeited immediately (regardless of whether the Option is then vested in whole or in part), and the Option shall terminate. For purposes of this Agreement, “Cause” shall mean (i) the Option Holder’s refusal or failure (other than during periods of illness or disability) to perform the Option Holder’s material duties and responsibilities to the Company or its Subsidiaries, (ii) the conviction or plea of guilty or nolo contendere of the Option Holder in respect of any felony, other than a motor vehicle offense, (iii) the commission of any act which causes material injury to the reputation, business or business relationships of the Company or any of its Subsidiaries including, without limitation, any breach of written policies of the Company with respect to trading in securities, (iv) other acts of fraud in connection with the Option Holder’s duties and responsibilities to the Company or its Subsidiaries, including, without limitation, misappropriation, theft or embezzlement in the performance of the Option Holder’s duties and responsibilities as an employee of the Company or its Subsidiaries, or (v) a violation of any material Company policy, including, without limitation, a violation of the laws against workplace discrimination.

                    (c)   Termination by the Company Not For Cause. In the event of Termination of Service of the Option Holder by the Company or its Subsidiaries not for Cause (and not due to the Option Holder’s death or Disability), the Option Holder shall be vested in:

                              (i) the portion of the Option vested at the time of such Termination of Service, if any, in accordance with Section 4 above, plus

                              (ii) the portion, if any, of the Option which was scheduled, in accordance with Section 4 above, to vest within the succeeding twelve months, and such portion of the Option shall continue to be exercisable by the Option Holder during the period ending 90 days following the date of Termination of Service (but not beyond the Option Period).

                    (d)   Other Termination. In the event of Termination of Service of the Option Holder other than as set forth above, the Option Holder shall be entitled to exercise the portion of the Option exercisable at the time of such Termination of Service, if any, determined in accordance with Section 4 above, and such portion of the Option shall continue to be exercisable by the Option Holder for 90 days following the date of Termination of Service (but not beyond the Option Period).

                    (e)   Forfeiture. That portion of the Option which is unexercisable immediately following the Option Holder’s Termination of Service, as described above, shall be immediately forfeited to the Company.

          6.   Exercise of Option and Payment of Exercise Price.

                    (a)   Notice of Exercise. In order to exercise the Option, the Option Holder shall submit to the Company an instrument in writing specifying the number of Shares in respect of which the Option is being exercised, accompanied by payment as described below.

                    (b) Forms of Payment Authorized.

                              (1) Payment of the exercise price for the number of shares for which the Option is being exercised shall be made

                                        (A)   in cash, by check, or cash equivalent;

                                        (B)   by tender to the Company of shares of the Company’s common stock owned by the Option Holder having a fair market value, as determined by the Committee, not less than the exercise price due, which either have been owned by the Option Holder for more than six (6) months or were not acquired, directly or indirectly, from the Company;

                                        (C)   by Immediate Sales Proceeds, as defined below;

                                        (D)   by any combination of the foregoing.

                              (2)   Tender of Company Stock. Notwithstanding the foregoing, the Option may not be exercised by tender to the Company of shares of the Company’s common stock to the extent such tender of stock would constitute a violation of the provisions of any law, regulation and/or agreement restricting the redemption of the Company’s common stock. Unless otherwise provided by the Committee, an Option may not be exercised by tender to the Company of shares of the Company’s common stock if such exercise would subject the Company to variable accounting.

                              (3)   Immediate Sales Proceeds. “Immediate Sales Proceeds” shall mean the assignment in form acceptable to the Company of the proceeds of a sale of some or all of the shares acquired upon the exercise of the Option pursuant to a program and/or procedure approved by the Company (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to decline to approve any such program and/or procedure.

          7.   Change in Control. This Option shall become immediately exercisable in full upon a “Change in Control of the Company.” For purposes of this Agreement, “Change in Control of the Company” shall mean and shall be deemed to have occurred if (i) any Person (within the meaning of the Exchange Act) or any two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule l3d-3 under the Exchange Act), directly or indirectly, of voting securities of the Company (or other securities convertible into voting securities of the Company) representing 40% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency, or (ii) the Board of Directors of the Company shall not consist of a majority of Continuing Directors. For purposes of this Agreement, “Continuing Directors” shall mean the directors of the Company on the date hereof and each other director, if such other director’s nomination for election to the Board of Directors of the Company is recommended by a majority of the then Continuing Directors.

          8.   No Rights of Shareholder; No Rights of Continued Employment. The Option Holder shall not, by virtue of the Option, be entitled to any rights of a shareholder of the Company until Shares are issued to the Option Holder. The grant of the Option shall not confer on the Option Holder any right with respect to continuance of the Option Holder’s service with the Company nor shall such grant interfere in any way with the right of the Company to terminate the Option Holder’s service at any time.

          9.   Nonassignability. The Option may be assigned or otherwise transferred only in the following circumstances: (i) by will or the laws of descent and distribution; (ii) by valid beneficiary designation taking effect at death made in accordance with procedures established by the Committee; or (iii) by the Option Holder to members of the Option Holder’s “immediate family,” to a trust established for the exclusive benefit of solely one or more members of the Option Holder’s “immediate family” and/or the Option Holder, or to a partnership, limited liability company or other entity pursuant to which the only partners, members or equity holders are one or more members of the Option Holder’s “immediate family” and/or the Option Holder. Any Option held by the transferee will continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to the transfer, except that the Option will be transferable by the transferee only by will or the laws of descent and distribution. For purposes hereof, “immediate family” means the Option Holder’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half brothers and sisters), nieces, nephews, in-laws, and relationships arising because of legal adoption.

          10.   Restrictions on Transfer of Shares. Neither the Shares nor any interest in them may be sold, assigned, pledged, hypothecated, encumbered or in any other manner transferred or disposed of, in whole or in part, except in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable United States federal and state securities laws or other applicable laws or regulations and the terms and conditions hereof.

          11.   Tax Withholding. At the time the Option is exercised, in whole or in part, or at any time thereafter as requested by the Company, to ensure that the Company is able to satisfy its tax withholding obligations, the Option Holder shall either:

                    (a)   pay the Company the amount of tax to be withheld (including through payroll withholding),

                    (b)   elect to satisfy such obligation by having the Company withhold shares of Stock that otherwise would be delivered to the Option Holder pursuant to the exercise of the Option for which the tax is being withheld, provided that withholding by such method shall be limited to the minimum required applicable tax withholding,

                    (c)   deliver to the Company other shares of Stock of the Company owned by the Option Holder prior to exercising the Option having a fair market value, as determined by the Committee, not less than the withholding tax due, which either have been owned by the Option Holder for more than six (6) months or were not acquired, directly or indirectly, from the Company, or

                    (d)   make a payment to the Company consisting of a combination of cash and such shares of Stock.

                    Such an election shall be made in such manner as may be prescribed by the Committee and the Committee shall have the right, in its discretion, to disapprove such election. The Option Holder is cautioned that the Option is not exercisable unless the Company’s withholding obligations are satisfied. Accordingly, the Option Holder may not be able to exercise the Option when desired even though the Option is vested and the Company shall have no obligation to issue a certificate for such shares.

          12.   References. References herein to rights and obligations of the Option Holder shall apply where appropriate, to the Option Holder’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

          13.   Notice. Any notice required or permitted to be given under this Agreement shall be in writing and shall he deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process given notice of:

If to the Company:

Atlas Air Worldwide Holdings, Inc.
2000 Westchester Avenue
Purchase, NY 10577
Attention: General Counsel

If to the Option Holder:

At the Option Holder’s most recent
address shown on the Company’s
corporate records, or at any other
address which the Option Holder
may specify in a notice to the
Company delivered in the manner set
forth herein.

          14.   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.

          15.   Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be regarded for all purposes as an original constituting but one and the same instrument.

          16.   Waiver and Acknowledgement. The Option Holder agrees that the Plan supercedes and replaces all prior stock option and share incentive plans of the Company, and hereby waives and entitlement to any shares or options under any incentive plan other than the Plan, and further agrees that Option Holder has no right under any employment contract or agreement to any options or stock of the Company except as specifically set forth in the Plan.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

ATLAS AIR WORLDWIDE HOLDINGS, INC.

By:

Name:
Title:

By:

Option Holder